Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SONDER HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, issuable upon the conversion of Series A Preferred Stock (2)	Rule 457(g)	126,044,682	$0.50	(3)	$63,022,341	0.00015310	$9,648.72
	Equity	Common Stock, $0.0001 par value per share (4)	Rule 457(g)	473,458	$3.00	(6)	$1,420,374	0.00015310	$217.46
	Equity	Common Stock, $0.0001 par value per share, issuable upon the exercise of warrants(5)	Rule 457(g)	500,000	$3.00	(6)	$1,500,000	0.00015310	$229.65
		Total Offering Amounts					$65,942,715		$10,095.83
		Total Fees Previously Paid							$0.00
		Total Fee Offsets							$0.00
		Net Fee Due							$10,095.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of additional securities that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of up to 126,044,682 shares of Common Stock, $0.0001 par value per share (“Common Stock”), of the registrant, issuable upon the conversion of 43,300,000 shares of Series A Convertible Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”), of the registrant, based on a liquidation price of $1.00 plus all accumulated and unpaid dividends on such shares of Series A Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends), assuming 43,300,000 shares of Series A Preferred Stock remain outstanding and accumulate dividends until August 13, 2028 at the conversion price of $0.50, pursuant to those certain Securities Purchase Agreements, dated as of August 13, 2024, by and among the registrant and certain qualified institutional buyers or accredited investors identified therein, and the Certificate of Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 13, 2024.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based upon the conversion price of $0.50 per share of Series A Preferred Stock.

(4)	Consists of an aggregate of 473,458 shares of Common Stock issued upon the exercise of warrants to purchase an aggregate of 475,264 shares of Common Stock, each with an exercise price of $0.01 per share and an expiration date of five years after the issuance date, issued on June 10, 2024, excluding 1,806 shares of Common Stock the registrant withheld to cover the purchasers’ tax liability.

(5)	Consists of an aggregate of up to 500,000 shares of Common Stock issuable upon the exercise of warrants to purchase an aggregate of 500,000 shares of Common Stock, each with an exercise price of $0.01 per share and an expiration date of five years after the issuance date, issued on December 31, 2024.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market on February 10, 2025 ($3.00 per share of Common Stock). This calculation is in accordance with Rule 457(c) of the Securities Act.